EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-176066 and 333-219931) on Form S-3 and (Nos. 333-160039, 333-181168, 333-181170, 333-181901, 333-190311, and 333-203736) on Form S-8 of Broadwind Energy, Inc. of our report dated February 27, 2018 relating to the consolidated financial statements of Broadwind Energy, Inc. appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Broadwind Energy, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Chicago, Illinois

February 27, 2018